Company contact: Tony Tomich 818 / 673-3996

FOR IMMEDIATE RELEASE	February 9, 2005

21st CENTURY INSURANCE GROUP REPORTS EXCELLENT RESULTS FOR 2004

(WOODLAND HILLS, CA) - 21st Century Insurance Group (NYSE: TW) today reported a 36% increase in pre-tax earnings to $32.7 million for the fourth quarter of 2004, compared to pre-tax earnings of $24.1 million for the same period in 2003. Net Income for the fourth quarter of 2004 was $22.5 million ($0.26 per share), compared to $18.4 million ($0.22 per share) for the same period in 2003.

For the year ended December 31, 2004, pre-tax earnings increased 72% to $122.3 million, compared to pre-tax earnings of $71.1 million for 2003. Net Income for the year ended December 31, 2004 was $88.2 million ($1.03 per share), compared to $53.6 million ($0.63 per share) for 2003. The effect of recent California legislation (AB 263) relating to holding company taxes on dividends from subsidiaries increased the 2004 full year net income by $4.9 million ($0.06 per share). The 2003 full year results include an after-tax charge of $24.1 million to strengthen earthquake reserves and certain nonrecurring, nonoperational items that increased net income by $9.6 million.

The Company also reported improved performance in its personal auto lines:

•
 Direct premiums written increased 6.9% to $325.8 million in the fourth quarter of 2004 compared to $304.6 million for the same period in 2003. For the year ended December 31, 2004, direct premiums written increased 9.3% to $1,337.2 million from $1,223.4 million in 2003.

•
The GAAP combined ratio for the personal auto lines improved to 94.5% in the fourth quarter of 2004 from 95.7% for the same quarter in 2003. For the year ended December 31, 2004, the GAAP combined ratio for the personal auto lines improved to 95.1% compared to 96.5% in 2003.

•
Underwriting profit increased 39% to $18.4 million for the fourth quarter of 2004, compared to $13.3 million for the fourth quarter of 2003. For the year ended December 31, 2004, personal auto lines underwriting profit increased 56% to $64.0 million, compared to $41.0 million for 2003.

“The financial condition of the Company continued to improve in 2004. The top line showed solid growth in a challenging market environment, the loss experience was very positive and we continued to improve the combined ratio. We are well capitalized, which will support our expansion into Illinois, Ohio, Indiana and most recently, Texas, as well as our technology upgrade efforts. These initiatives will help grow and diversify our revenue, as well as create operational efficiencies in our core underwriting functions,” said Bruce Marlow, President and Chief Executive Officer of 21st Century Insurance.

For the year ended December 31, 2004, cash flow from operations was $203.4 million compared to $188.5 million for 2003. Total invested assets increased 11% from $1.28 billion at December 31, 2003 to $1.42 billion at December 31, 2004.

Stockholders’ equity at December 31, 2004 increased 11% to $774.4 million, compared to $700.7 million at December 31, 2003. Book value per share increased 11% from $8.20 per share at December 31, 2003 to $9.06 per share at December 31, 2004.

Statutory surplus increased 15% to $614.9 million at December 31, 2004 from $535.0 million at December 31, 2003. The net premiums written to statutory surplus improved to 2.2 at the end of 2004 compared to 2.3 a year earlier.

“The fourth quarter operating results add to the Company’s already strong capital structure,” said Lawrence Bascom, Senior Vice President and Chief Financial Officer of 21st Century Insurance. “It also affirms the upgraded outlook we recently received from Standard & Poor’s,” added Bascom.

21st Century Insurance: Good people to call
Founded in 1958, 21st Century Insurance Group is a direct-to-consumer provider of personal auto insurance covering over 1.5 million vehicles and with $1.3 billion of premiums in California and eight other Western, Southwestern and Midwestern states. 21st provides superior policy features and customer service at a competitive price. 24/7, customers have the option to purchase insurance, service their policy or report a claim over the phone with our licensed insurance professionals at 1-800-211-SAVE (English) or 1-888-920-2121 (Spanish) or through the Company’s full-service bilingual Web site at 21st.com. 21st Century Insurance Company and 21st Century Insurance Company of the Southwest are rated A+ by A.M. Best. 21st Century Insurance Company is rated A+ by Standard & Poor’s.

21st Century Insurance Group is traded on the New York Stock Exchange under the trading symbol TW and is headquartered at 21st Century Plaza, 6301 Owensmouth Avenue, Woodland Hills, CA 91367.

Cautionary Statement:
Statements contained herein and within other publicly available documents may include, and the Company's officers and representatives may from time to time make statements which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. These statements may address, among other things, the Company's strategy for growth, underwriting results, expected combined ratio and growth of written premiums, product development, computer systems, regulatory approvals, market position, financial results, dividend policy and reserves. It is possible that the Company's actual results, actions and financial condition may differ, possibly materially, from the anticipated results, actions and financial condition indicated in these forward-looking statements. Important factors that could cause the Company's actual results and actions to differ, possibly materially, from those in the specific forward-looking statements include the effects of competition and competitors' pricing actions; adverse underwriting and claims experience, including as a result of revived earthquake claims under SB 1899; customer service problems; the impact on Company operations of natural disasters, principally earthquake, or civil disturbance, due to the concentration of Company facilities and employees in Woodland Hills, California; information systems problems, including failures to implement information technology projects on time and within budget; internal control failures; adverse developments in financial markets or interest rates; results of legislative, regulatory or legal actions, including the inability to obtain regulatory approval for rate increases and product changes and possible adverse actions by state regulators in market conduct examinations; and the Company’s ability to service its debt, including its ability to receive dividends and/or sufficient payments from its subsidiaries to service its obligations. The Company is not under any obligation to (and expressly disclaims any such obligations to) update or alter any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Additional financial information is available on the Company's website at www.21st.com (which shall not be deemed to be incorporated in or a part of this release) or by request to the Investor Relations Department.

Disclosure of Non-GAAP Measures:
The Company may have included financial measures and other information in this document that may not be presented in accordance with Generally Accepted Accounting Principles (“GAAP”). Management believes these financial measures and other information may enhance investors’ understanding of the Company’s operations or enhance their understanding of the industry, in general. However, these financial measures and other information are not intended to replace, and should be read in conjunction with, the GAAP financial results. When possible, the Company has made efforts to reconcile these financial measures and other information to the most directly comparable GAAP financial measures available.

Premiums Written represent the premiums charged on policies issued during a fiscal period. Premiums Earned, the most directly comparable GAAP measure, represents the portion of premiums written that is recognized as income in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies. Premiums Written are meant as supplemental information and are not intended to replace Premiums Earned. Statutory Surplus represents equity as of the end of a fiscal period, determined in accordance with statutory accounting principles (SAP), as prescribed by insurance regulatory authorities. Stockholders’ Equity is the most directly comparable GAAP measure. Statutory Surplus is meant as supplemental information and is not intended to replace Stockholders’ Equity.

These non-GAAP, financial measures should be read in conjunction with the GAAP financial results. The Company has reconciled these financial measures with the most directly comparable GAAP financial measures in supplemental schedules.

© 2005 by 21st Century Insurance Group. All rights reserved

Exhibit A
21st Century Insurance Group and Subsidiaries
Condensed Operating Results - All Lines
(amounts in thousands, except share data)

(Unaudited)

	QTD December 31,		YTD December 31,
	2004	2003	2004	2003
Total All Lines
Direct premiums written	$325,763	$304,672	$1,337,198	$1,223,484
Net premiums written	$324,539	$303,433	$1,332,384	$1,218,630
Net premiums earned	$334,989	$310,330	$1,313,670	$1,172,677

Loss and loss adjustment expenses	249,412	239,859	993,841	962,311
Underwriting expenses	69,047	57,201	258,571	209,535
Underwriting profit	16,530	13,270	61,258	831

Net investment income	16,252	11,173	58,831	45,833
Other income	-	711	-	14,777
Realized investment gains	2,010	61	10,831	13,177
Interest and fees expense	(2,100)	(1,135)	(8,627)	(3,471)
Income before income tax	32,692	24,080	122,293	71,147

Provision for income tax expense	(10,225)	(5,654)	(34,068)	(17,572)
Net income	$22,467	$18,426	$88,225	$53,575

Net income per common share - basic & diluted	$0.26	$0.22	$1.03	$0.63

Loss and loss adjustment expense ratio	74.5%	77.3%	75.6%	82.0%
Underwriting expense ratio	20.6%	18.4%	19.7%	17.9%
Combined ratio	95.1%	95.7%	95.3%	99.9%

Cash Flow from Operations	34,145	43,195	203,356	188,460

Reconciliation of net premiums written to net premiums earned
Direct premiums written	$325,763	$304,672	$1,337,198	$1,223,484
Ceded premiums written	(1,224)	(1,239)	(4,814)	(4,854)
Net premiums written	324,539	303,433	1,332,384	1,218,630
Net change in unearned premiums	10,450	6,897	(18,714)	(45,953)
Net earned premiums	$334,989	$310,330	$1,313,670	$1,172,677

Exhibit B
21st Century Insurance Group and Subsidiaries
Condensed Operating Results - Personal Auto
(amounts in thousands, except share data)

(Unaudited)

	QTD December 31,		YTD December 31,
	2004	2003	2004	2003
Personal Auto Lines
Direct premiums written	$325,760	$304,647	$1,337,190	$1,223,377
Net premiums written	$324,535	$303,408	$1,332,375	$1,218,519
Net premiums earned	$334,978	$310,419	$1,313,551	$1,172,679

Losses and loss adjustment expenses	247,511	239,914	991,008	922,122
Underwriting expenses	69,047	57,217	258,571	209,551
Underwriting profit	$18,420	$13,288	$63,972	$41,006

Loss and loss adjustment expense ratio	73.9%	77.3%	75.4%	78.6%
Underwriting expense ratio	20.6%	18.4%	19.7%	17.9%
Combined ratio	94.5%	95.7%	95.1%	96.5%

Reconciliation of personal auto lines underwriting profit to consolidated net income
Personal auto lines underwriting profit	$18,420	$13,288	$63,972	$41,006
Underwriting loss on homeowner and earthquake lines in runoff	(1,890)	(18)	(2,714)	(40,175)
Net investment income	16,252	11,173	58,831	45,833
Other income	-	711	-	14,777
Realized investment gains	2,010	61	10,831	13,177
Interest and fees expense	(2,100)	(1,135)	(8,627)	(3,471)
Provision for income tax expense	(10,225)	(5,654)	(34,068)	(17,572)
Net income	$22,467	$18,426	$88,225	$53,575

Reconciliation of net premiums written to net premiums earned
Direct premiums written	$325,760	$304,647	$1,337,190	$1,223,377
Ceded premiums written	(1,225)	(1,239)	(4,815)	(4,858)
Net premiums written	324,535	303,408	1,332,375	1,218,519
Net change in unearned premiums	10,443	7,011	(18,824)	(45,840)
Net earned premiums	$334,978	$310,419	$1,313,551	$1,172,679

Exhibit C
21st Century Insurance Group and Subsidiaries
Selected Other Information - All Lines
(amounts in thousands, except share data)

(Unaudited)

	As of	As of
	December 31,	December 31,
Balance Sheet Data	2004	2003
Total investments	$1,384,215	$1,219,676
Total assets	$1,864,314	$1,738,132
Net unrealized gain	$14,412	$23,497
Stockholders' equity	$774,401	$700,690
Number of common shares outstanding	85,489,061	85,435,505
Book value per share	$9.06	$8.20

Additional Information
Statutory surplus	$614,893	$535,026
Net premiums written to statutory surplus ratio	2.2	2.3
Auto units in force	1,526	1,403
Auto renewal ratio	92%	92%

Reconciliation of statutory surplus to stockholders' equity
Stockholders' equity - GAAP	$774,401	$700,690
Condensed adjustments to reconcile GAAP equity to statutory surplus:
Equity in non-insurance subsidiaries	8,082	1,680
Net difference due to capital lease obligation	2,961	2,278
Difference in net unrealized gains on investments	(21,709)	(35,690)
Deferred policy acquisition costs	(58,759)	(53,079)
Difference in net deferred tax assets	50,712	53,309
Assets nonadmitted for statutory purposes	(140,795)	(134,162)
Statutory surplus	$614,893	$535,026